SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. ___)*


                           DOLLAR GENERAL CORPORATION
               ---------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                        ---------------------------------
                         (Title of Class of Securities)

                                   256669 10 2
                              ---------------------
                                 (CUSIP Number)

                                December 31, 2002
      ---------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  256669 10 2                                               Page 2 of 5
--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         IRS INDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Turner Children Trust, 61-6138259
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [__]
          (b) [__]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION Kentucky
--------------------------------------------------------------------------------
NUMBER OF SHARES           (5)      SOLE VOTING POWER
BENEFICIALLY OWNED                          6,343,780
BY EACH REPORTING          -----------------------------------------------------
PERSON WITH:               (6)     SHARED VOTING POWER
                                                     0
                           -----------------------------------------------------
                           (7) SOLE DISPOSITIVE POWER
                                    6,343,780
                           -----------------------------------------------------
                           (8) SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         6,343,780
--------------------------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)
         Not Applicable
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.9%
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         OO
--------------------------------------------------------------------------------

CUSIP No.  256669 10 2                                               Page 3 of 5


Item 1 (a) Name of Issuer:

         Dollar General Corporation

Item 1 (b) Address of Issuer's Principal Executive Offices:

         100 Mission Ridge
         Goodlettsville, TN 37072

Item 2   (a)  Name of Person Filing:

         Turner Children Trust

Item 2   (b)  Address of Principal Business Office or, if none, Residence:

         100 Mission Ridge
         Goodlettsville, TN 37072

Item 2   (c)  Citizenship:

         Kentucky

Item 2   (d)  Title of Class of Securities:

         Common Stock

Item 2   (e)  CUSIP Number:

         256669 10 2

Item 3   If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
         (c), check whether the filing person is a:

         Not Applicable

CUSIP No.  256669 10 2                                               Page 4 of 5

Item 4  Ownership:

        (a)  Amount beneficially owned:  6,343,780

        (b)  Percent of class:           1.9%

        (c)  Number of shares as to which the person has:

           (i)  Sole power to vote or to direct the vote:              6,343,780

           (ii) Shared power to vote or to direct the vote:                    0

          (iii) Sole power to dispose or direct the disposition of:    6,343,780

           (iv) Shared power to dispose or direct the disposition of:          0

Item 5  Ownership of Five Percent or Less of A Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X]


Item 6  Ownership of More Than Five Percent On Behalf of Another Person

        Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

        Not Applicable

Item 8  Identification and Classification of Members of the Group

        Not Applicable

Item 9  Notice of Dissolution of Group

        Not Applicable

Item 10 Certifications

        Not Applicable

CUSIP No.  256669 10 2                                               Page 5 of 5

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          TURNER CHILDREN TRUST

                                                          /s/ Cal Turner
February 12, 2003                                         ______________________
                                                          Cal Turner, Co-Trustee